Exhibit 99.1

April 23, 2014

Dow Reports First Quarter Results
Delivers Earnings Per Share of $0.79;
Drives Sixth Consecutive Quarter of Year-Over-Year Adjusted EBITDA Growth and Margin Expansion;
Returns $1.7 Billion to Shareholders in the Quarter

First Quarter 2014 Highlights

•
The Company reported earnings of $0.79 per share. This compares with earnings of $0.46 per share in the same quarter last year, or adjusted earnings(1) of $0.69 per share - a 14 percent increase versus the year-ago period.

•
Sales were $14.5 billion, up 1 percent versus the same quarter last year. Performance Plastics drove sales gains, up 6 percent on an adjusted basis(2) due to higher prices. Higher volumes in Coatings and Infrastructure Solutions outpaced the market, resulting in a 5 percent increase in sales for the segment.

•
Emerging geographies grew sales 3 percent on an adjusted basis, led by volume growth in Greater China (up 7 percent). Price gains in North America were offset by volume declines, reflecting weather- and transportation-related impacts in the quarter. Sales in Western Europe increased slightly due to volume growth of 2 percent.

•
EBITDA(3) was $2.4 billion, compared with $2.2 billion or $2.3 billion on an adjusted basis(4) in the year-ago period. Increases were reported in most operating segments, led by gains in Performance Plastics, Agricultural Sciences, and Coatings and Infrastructure Solutions.

•
Adjusted EBITDA margin(5) expanded more than 60 basis points to 16.6 percent on a year-over-year basis, with increases reported in all operating segments except Feedstocks and Energy. Margins expanded despite a more than $300 million increase in purchased feedstocks and energy, due to continued emphasis on productivity and cost-control actions.

•	Cash flow from operations increased nearly 30 percent versus the year-ago period, reflecting the Company’s productivity actions to increase working capital efficiency and to reduce costs.

•	Dow continued to drive shareholder remuneration actions, returning $1.7 billion to shareholders in the quarter through declared dividends and share repurchases.

(1)
“Adjusted earnings per share” is defined as earnings per share excluding the impact of “Certain Items.” See Supplemental Information at the end of the release for a description of these items, as well as a reconciliation of adjusted earnings per share to “Earnings per common share - diluted.”

(2)	“Adjusted sales” is defined as “Net Sales” excluding sales related to prior-period divestitures.

(3)
“EBITDA” is defined as earnings (i.e., “Net Income”) before interest, income taxes, depreciation and amortization. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided following the Operating Segments table.

(4)	Adjusted EBITDA is defined as EBITDA excluding the impact of “Certain Items.”

(5)	Adjusted EBITDA margin is defined as EBITDA excluding the impact of Certain Items as a percentage of reported sales.

Comment
Andrew N. Liveris, Dow’s chairman and chief executive officer, stated:
“Dow’s performance this quarter represents our team’s cumulative and intense focus on the execution of our strategic value drivers - including targeted innovation, high-return investments and multiple productivity actions. We achieved margin expansion in all of our key business operating segments - despite a series of weather- and transport-related issues in North America. These self-help programs are fully in gear, and they mitigated against a persistent slow-growth world economy and overcame more than $300 million of increased hydrocarbon costs during the quarter.
“Our financial priorities are firmly institutionalized, and we continued to increase cash flow and further improved return on capital. Additionally, we increased our dividend and completed $1.25 billion in share repurchases in the first quarter alone. Collectively, these results reflect our complete focus on maximizing shareholder value.”

	Three Months Ended
In millions, except per share amounts	Mar 31, 2014	Mar 31, 2013
Net Sales	$14,461	$14,383
Adjusted Sales	$14,461	$14,286

Net Income Available for Common Stockholders	$964	$550
Net Income Available for Common Stockholders, Excluding Certain Items	$964	$819

Earnings per Common Share - Diluted	$0.79	$0.46
Adjusted Earnings per Share	$0.79	$0.69

Review of First Quarter Results
The Dow Chemical Company (NYSE: DOW) reported sales of $14.5 billion in the first quarter of 2014. Sales increased 1 percent versus the same quarter last year, as Performance Plastics delivered adjusted sales gains of 6 percent. Coatings and Infrastructure Solutions reported sales growth of 5 percent due to increased volume.
Emerging geographies grew sales 3 percent on an adjusted basis, driven primarily by a 7 percent volume increase in Greater China. Price gains in North America were offset by volume declines due to weather- and transportation-related impacts. Western Europe sales rose slightly due to volume growth.
Dow reported EBITDA of $2.4 billion, versus $2.2 billion in the year-ago period, or $2.3 billion on an adjusted basis. Increases were reported in all operating segments except Feedstocks and Energy. Margins expanded despite a more than $300 million increase in purchased feedstocks and energy, due to continued momentum of cost-control actions.
Earnings for the quarter were $0.79 per share. This compares with earnings of $0.46 per share in the same quarter last year, or adjusted earnings of $0.69 per share - up 14 percent versus the year-ago period.
Cash flow from operations increased nearly 30 percent versus the year-ago period.
Research and Development (R&D) expenses were down 10 percent versus the same quarter last year. Decreases reflect the Company’s strategy to maximize returns by prioritizing R&D resources on high-growth market sectors.

Selling, General and Administrative (SG&A) expenses increased 1 percent versus the year-ago period. Increases were reported in Performance Plastics and Agricultural Sciences, reflecting the Company’s prioritized market-driven focus.

Electronic and Functional Materials
Electronic and Functional Materials reported sales of $1.1 billion, down 1 percent versus the year-ago period.
Dow Electronic Materials sales increased due to strong performance in Asia Pacific. Demand for printed circuit boards in smart devices drove growth in Interconnect Technologies. Sales rose in Display Technologies, as demand for brighter and sharper displays in mobile devices drove increased sales of OLED materials. These gains more than offset declines for Semiconductor Technologies in North America and the effects of a weaker Japanese yen.
Functional Materials reported sales declines, due to lower volume. Dow Microbial Control achieved sales gains with targeted growth in the water and energy market sectors. These increases were more than offset by planned maintenance activities and impacts related to colder weather.
Equity earnings were $31 million, an increase of $14 million versus the same quarter last year, driven primarily by Dow Corning. EBITDA was $290 million, versus $273 million in the year-ago period.

Coatings and Infrastructure Solutions
Sales in Coatings and Infrastructure Solutions were $1.7 billion, up 5 percent compared with the same quarter last year. Sales gains were broad-based across all geographies, led by double-digit growth in Europe, Middle East and Africa (EMEA).
Increased sales in the architectural and industrial coatings market sectors drove growth for Dow Coating Materials. The business demonstrated consistent progress, achieving year-over-year sales growth for a fifth consecutive quarter. Performance Monomers delivered higher sales in all regions, with double-digit gains in EMEA, Asia Pacific and Latin America. Dow Building and Construction achieved increased sales in all regions on improving demand for innovative materials in insulation, roofing and tile applications.
Equity Earnings for the segment were $71 million. This compares with $26 million in the year-ago period. Dow Corning was the primary driver of the increase. EBITDA was $224 million, up $38 million from the same quarter last year.

Agricultural Sciences
Agricultural Sciences achieved record first quarter sales of $2.1 billion, up 1 percent versus the year-ago period.
Crop Protection sales rose 4 percent due primarily to higher sales of herbicides in EMEA, as favorable weather conditions led to an early start to the European cereal herbicide season. Increased sales of insecticides in Latin America also contributed to growth in Crop Protection. Sales of new crop protection products grew 28 percent, led by pyroxsulam herbicide.
Seeds sales were down 7 percent in the quarter. Lower planted acreage of corn and sunflowers led to reduced sales in Latin America, while the late start to the season in North America contributed to lower sales of corn and canola.

Agricultural Sciences delivered record EBITDA of $529 million, up 9 percent from $484 million in the year-ago period. Increased volume and lower operating expenses drove segment margin expansion of nearly 200 basis points over the same quarter last year.

Performance Materials
Sales in Performance Materials were $3.3 billion, down 1 percent versus the year-ago period.
Polyurethanes achieved revenue growth as a result of continued strong industrial and energy efficiency demand in all regions, and a recovering Europe impacting all markets. Sales rose in Propylene Oxide/Propylene Glycol, as improving market dynamics, particularly in Asia Pacific, drove both price and volume gains.
Dow Automotive Systems reported increased sales, driven by the launch and ramp-up of innovative new adhesive products and strengthening transportation fundamentals in the United States, Europe and China.
At the segment level, sales gains were more than offset by weather-related impacts in North America and the conclusion of marketing responsibilities related to a former joint venture that impacted sales for Polyglycols, Surfactants and Fluids, Oxygenated Solvents and Amines. Sales for the segment were flat, excluding the impact of the conclusion of marketing responsibilities related to the joint venture.
Equity losses for the quarter were $24 million versus losses of $23 million in the same quarter last year. The segment reported EBITDA of $440 million, flat versus the year-ago period.

Performance Plastics
Sales in Performance Plastics were $3.6 billion, up 3 percent versus the same quarter last year. Excluding the impact of divestitures, sales increased 6 percent with gains in Asia Pacific, North America and Latin America.
Dow Packaging and Specialty Plastics grew sales in the flexible food and specialty packaging, hygiene and medical, and pipe market sectors. The business reported double-digit sales gains in North America and Asia Pacific versus the same quarter last year.
Dow Electrical and Telecommunications grew adjusted sales on increased demand from the telecommunications and power markets in Asia Pacific. Sales in Dow Elastomers were flat versus the year ago-period, as increased demand in Asia Pacific transportation and EMEA infrastructure was offset by a reduction in North America due to the impact on operations of an extremely cold winter.
Equity earnings for the segment were $61 million, up from $57 million in the year-ago period. EBITDA for the segment was $1 billion, up 5 percent from $952 million in the same quarter last year. EBITDA gains reflected the segment’s operational focus on margins to manage rising feedstock costs in the quarter. The disciplined market focus and operational excellence have resulted in seven consecutive quarters of adjusted EBITDA margin expansion on a year-over-year basis.

Feedstocks and Energy
Sales in Feedstocks and Energy were $2.5 billion, down 4 percent versus the year-ago period. Sales declines were driven by lower co-product and caustic soda prices.
Equity earnings were $121 million, down from $159 million in the same quarter last year due to lower ethylene glycol prices in MEGlobal and EQUATE. EBITDA for the segment was $173 million, down from

$240 million in the year-ago period, reflecting lower caustic soda prices and reduced equity earnings due to the lower glycol prices in MEGlobal and EQUATE.

Outlook
Commenting on the Company’s outlook, Liveris said:
“Looking forward, we expect a global operating environment of continued slow growth and volatility. Against this backdrop, we have intervened and remain resolute in achieving our short- and medium-term stated earnings targets.
“As 2014 unfolds, our actions to generate margin improvement will gain further momentum - evidenced again by our sixth consecutive quarter of year-over-year earnings growth. All of our key investments remain on track - especially Sadara and our PDH unit in Texas - and are expected to deliver increased earnings beginning in 2015.
“Further, we will continue to execute aggressive portfolio management and to release additional value through the monetization of non-strategic businesses. Our target remains $4.5 billion-$6 billion of proceeds, to be completed by the end of 2015. This, coupled with the completion of our $4.5 billion share buy-back program by year-end, demonstrates our continued focus on increasingly returning value to our shareholders.”

Dow will host a live Webcast of its first quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 9:00 a.m. ET on www.dow.com.

About Dow
Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company is driving innovations that extract value from the intersection of chemical, physical and biological sciences to help address many of the world's most challenging problems such as the need for clean water, clean energy generation and conservation, and increasing agricultural productivity. Dow's integrated, market-driven, industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 180 countries and in high growth sectors such as packaging, electronics, water, coatings and agriculture. In 2013, Dow had annual sales of more than $57 billion and employed approximately 53,000 people worldwide. The Company's more than 6,000 products are manufactured at 201 sites in 36 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP financial measures: Dow’s management believes that measures of income adjusted to exclude certain items (“non-GAAP” financial measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such financial measures are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP financial measures of performance. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in the Supplemental Information tables.
Note: The forward‑looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward‑looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Financial Statements (Note A)
The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended
In millions, except per share amounts (Unaudited)	Mar 31, 2014	Mar 31, 2013
Net Sales	$14,461	$14,383
Cost of sales	11,733	11,707
Research and development expenses	391	435
Selling, general and administrative expenses	779	772
Amortization of intangibles	114	115
Equity in earnings of nonconsolidated affiliates	251	230
Sundry income (expense) - net (Note B)	29	(32)
Interest income	13	8
Interest expense and amortization of debt discount	246	296
Income Before Income Taxes	1,491	1,264
Provision for income taxes (Note C)	425	604
Net Income	1,066	660
Net income attributable to noncontrolling interests	17	25
Net Income Attributable to The Dow Chemical Company	1,049	635
Preferred stock dividends	85	85
Net Income Available for The Dow Chemical Company Common Stockholders	$964	$550

Per Common Share Data:
Earnings per common share - basic	$0.80	$0.46
Earnings per common share - diluted	$0.79	$0.46

Common stock dividends declared per share of common stock	$0.37	$0.32
Weighted-average common shares outstanding - basic	1,190.6	1,181.1
Weighted-average common shares outstanding - diluted	1,207.7	1,187.6

Depreciation	$517	$505
Capital Expenditures	$672	$346
Notes to the Consolidated Financial Statements:

Note A: The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: In the first quarter of 2013, the Company recognized a pretax loss of $60 million on the early extinguishment of debt.

Note C: During the first quarter of 2013, the Company recognized a tax charge of $223 million related to court rulings on two separate matters that resulted in the adjustment of uncertain tax positions.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	Mar 31, 2014	Dec 31, 2013
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2014: $184; 2013: $147)	$4,385	$5,940
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2014: $134; 2013: $148)	5,524	4,935
Other	4,927	4,712
Inventories	9,102	8,303
Deferred income tax assets - current	762	743
Other current assets	362	344
Total current assets	25,062	24,977
Investments
Investment in nonconsolidated affiliates	4,142	4,501
Other investments (investments carried at fair value - 2014: $2,080; 2013: $2,056)	2,549	2,541
Noncurrent receivables	403	365
Total investments	7,094	7,407
Property
Property	55,385	55,114
Less accumulated depreciation	37,812	37,660
Net property (variable interest entities restricted - 2014: $2,699; 2013: $2,646)	17,573	17,454
Other Assets
Goodwill	12,797	12,798
Other intangible assets (net of accumulated amortization - 2014: $3,397; 2013: $3,270)	4,224	4,314
Deferred income tax assets - noncurrent	1,873	1,964
Asbestos-related insurance receivables - noncurrent	78	86
Deferred charges and other assets	532	501
Total other assets	19,504	19,663
Total Assets	$69,233	$69,501
Liabilities and Equity
Current Liabilities
Notes payable	$526	$443
Long-term debt due within one year	351	697
Accounts payable:
Trade	4,971	4,590
Other	2,411	2,290
Income taxes payable	660	435
Deferred income tax liabilities - current	98	133
Dividends payable	524	467
Accrued and other current liabilities	2,685	2,916
Total current liabilities	12,226	11,971
Long-Term Debt (variable interest entities nonrecourse - 2014: $1,388; 2013: $1,360)	16,936	16,820
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	691	718
Pension and other postretirement benefits - noncurrent	7,920	8,176
Asbestos-related liabilities - noncurrent	400	434
Other noncurrent obligations	3,154	3,302
Total other noncurrent liabilities	12,165	12,630
Redeemable Noncontrolling Interest	183	156
Stockholders’ Equity
Preferred stock, series A	4,000	4,000
Common stock	3,092	3,054
Additional paid-in capital	4,407	3,928
Retained earnings	21,929	21,407
Accumulated other comprehensive loss	(4,824)	(4,827)
Unearned ESOP shares	(349)	(357)
Treasury stock at cost	(1,514)	(307)
The Dow Chemical Company’s stockholders’ equity	26,741	26,898
Noncontrolling interests	982	1,026
Total equity	27,723	27,924
Total Liabilities and Equity	$69,233	$69,501
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments

	Three Months Ended
In millions (Unaudited)	Mar 31, 2014	Mar 31, 2013
Sales by operating segment
Electronic and Functional Materials	$1,133	$1,141
Coatings and Infrastructure Solutions	1,749	1,667
Agricultural Sciences	2,119	2,103
Performance Materials	3,291	3,328
Performance Plastics	3,613	3,498
Feedstocks and Energy	2,458	2,556
Corporate	98	90
Total	$14,461	$14,383
EBITDA (1) by operating segment
Electronic and Functional Materials	$290	$273
Coatings and Infrastructure Solutions	224	186
Agricultural Sciences	529	484
Performance Materials	440	440
Performance Plastics	1,000	952
Feedstocks and Energy	173	240
Corporate	(260)	(355)
Total	$2,396	$2,220
Certain items decreasing EBITDA by operating segment (2)
Electronic and Functional Materials	$—	$—
Coatings and Infrastructure Solutions	—	—
Agricultural Sciences	—	—
Performance Materials	—	—
Performance Plastics	—	—
Feedstocks and Energy	—	—
Corporate	—	(72)
Total	$—	$(72)
EBITDA excluding certain items by operating segment
Electronic and Functional Materials	$290	$273
Coatings and Infrastructure Solutions	224	186
Agricultural Sciences	529	484
Performance Materials	440	440
Performance Plastics	1,000	952
Feedstocks and Energy	173	240
Corporate	(260)	(283)
Total	$2,396	$2,292
Continued

The Dow Chemical Company and Subsidiaries
Operating Segments (Continued)

	Three Months Ended
In millions (Unaudited)	Mar 31, 2014	Mar 31, 2013
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBITDA)
Electronic and Functional Materials	$31	$17
Coatings and Infrastructure Solutions	71	26
Agricultural Sciences	—	2
Performance Materials	(24)	(23)
Performance Plastics	61	57
Feedstocks and Energy	121	159
Corporate	(9)	(8)
Total	$251	$230

(1)
The Company uses EBITDA (which Dow defines as earnings (i.e., "Net Income") before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes. EBITDA by operating segment includes all operating items relating to the businesses, except depreciation and amortization; items that principally apply to the Company as a whole are assigned to Corporate. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided below.

Reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders"	Three Months Ended
In millions (Unaudited)	Mar 31, 2014	Mar 31, 2013
EBITDA	$2,396	$2,220
- Depreciation and amortization	672	668
+ Interest income	13	8
- Interest expense and amortization of debt discount	246	296
Income Before Income Taxes	$1,491	$1,264
- Provision for income taxes	425	604
- Net income attributable to noncontrolling interests	17	25
- Preferred stock dividends	85	85
Net Income Available for The Dow Chemical Company Common Stockholders	$964	$550

(2)	See Supplemental Information for a description of certain items affecting results in 2014 and 2013.

The Dow Chemical Company and Subsidiaries
Sales by Geographic Area

	Three Months Ended
In millions (Unaudited)	Mar 31, 2014	Mar 31, 2013
North America	$5,363	$5,383
Europe, Middle East and Africa	4,969	4,915
Asia Pacific	2,433	2,368
Latin America	1,696	1,717
Total	$14,461	$14,383

Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended
	Mar 31, 2014
Percentage change from prior year	Volume	Price	Total
Electronic and Functional Materials	—%	(1)%	(1)%
Coatings and Infrastructure Solutions	6	(1)	5
Agricultural Sciences	2	(1)	1
Performance Materials	(1)	—	(1)
Performance Plastics	(1)	4	3
Feedstocks and Energy	—	(4)	(4)
Total	1%	—%	1%
North America	(3)%	3%	—%
Europe, Middle East and Africa	2	(1)	1
Asia Pacific	4	(1)	3
Latin America	1	(2)	(1)
Total	1%	—%	1%
Developed geographies	(1)%	1%	—%
Emerging geographies (3)	3	—	3
Total	1%	—%	1%

Sales Volume and Price by Operating Segment and Geographic Area
Excluding Divestitures (4)

	Three Months Ended
	Mar 31, 2014
Percentage change from prior year	Volume	Price	Total
Electronic and Functional Materials	—%	(1)%	(1)%
Coatings and Infrastructure Solutions	6	(1)	5
Agricultural Sciences	2	(1)	1
Performance Materials	(1)	—	(1)
Performance Plastics	1	5	6
Feedstocks and Energy	—	(4)	(4)
Total	1%	—%	1%
North America	(3)%	3%	—%
Europe, Middle East and Africa	2	(1)	1
Asia Pacific	8	(1)	7
Latin America	1	(2)	(1)
Total	1%	—%	1%
Developed geographies	—%	—%	—%
Emerging geographies (3)	4	(1)	3
Total	1%	—%	1%

(3)	Emerging geographies includes Eastern Europe, Middle East, Africa, Latin America and Asia Pacific excluding Australia, Japan and New Zealand.

(4)	Excludes sales related to Nippon Unicar Company Limited, divested on July 1, 2013, and sales of the Polypropylene Licensing and Catalysts business, divested on December 2, 2013.

Supplemental Information

Description of Certain Items Affecting Results
The following table summarizes the impact of certain items recorded in the three-month periods ended March 31, 2014 and March 31, 2013:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts (Unaudited)	Mar 31, 2014	Mar 31, 2013	Mar 31, 2014	Mar 31, 2013	Mar 31, 2014	Mar 31, 2013
Adjusted to exclude certain items (non-GAAP measures)			$964	$819	$0.79	$0.69
Certain items:
Restructuring plan implementation costs	$—	$(12)	—	(8)	—	(0.01)
Loss on early extinguishment of debt	—	(60)	—	(38)	—	(0.03)
Uncertain tax position adjustments	—	—	—	(223)	—	(0.19)
Total certain items	$—	$(72)	$—	$(269)	$—	$(0.23)
Reported GAAP Amounts			$964	$550	$0.79	$0.46

(1)	Impact on "Income Before Income Taxes"

(2)	"Net Income Available for The Dow Chemical Company Common Stockholders"

(3)	"Earnings per common share - diluted"

Results in the first quarter of 2013 were unfavorably impacted by three items:

•
Pretax charges of $12 million for implementation costs related to the Company's restructuring programs. The charges were included in "Cost of sales" ($11 million) and "Selling, general and administrative expenses" ($1 million) in the consolidated statements of income and reflected in Corporate.

•	Pretax loss of $60 million on the early extinguishment of debt, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

•	A tax charge of $223 million related to court rulings on two separate matters that resulted in the adjustment of uncertain tax positions.